Exhibit 4.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment (this “Amendment”) to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 27, 2004, by and among aQuantive, Inc. (“aQuantive”), Artist Merger Sub, Inc. (“Merger Sub”) and SBI Holdings Inc. (“SBI”), is made as of July 27, 2004, by and among aQuantive, Merger Sub and SBI. aQuantive, Merger Sub and SBI are referred to together as the “Parties” or, individually, as a “Party.”

RECITALS

1. The Parties wish to amend and correct certain provisions of the Merger Agreement.

2. Capitalized terms not otherwise defined herein shall have the meanings assigned to those terms in the Merger Agreement.

AGREEMENT

1. Amendment to Section 8.5.2.2

The fourth sentence of Section 8.5.2.2 of the Merger Agreement is hereby deleted and replaced with the following language:

“All cash and Convertible Notes remaining in the Indemnity Escrow upon expiration of the Survival Period shall be disbursed to the SBI Stockholders on a pro rata basis in proportion to the amount withheld to fund the Indemnity Escrow under Section 1.9.”

2. General Provisions

7.1 Effect of Amendment

Except for the amended provision described herein, all other terms and provisions of the Merger Agreement and the documents and instruments referred to therein continue in full force and effect according to the provisions thereof and all references therein to such Merger Agreement shall henceforth refer to the Merger Agreement as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Merger Agreement and, where applicable, the documents and instruments referred to therein.

7.2 Governing Law

This Amendment shall be governed shall be governed in all respects, including validity, interpretation and effect, by the internal law, not the law of conflicts, of the State of Utah.

7.3 Headings

The descriptive headings contained in this Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Amendment.

7.4 Counterparts

This Amendment may be executed and delivered (including by facsimile transmission) in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one agreement.

7.5 Entire Agreement

This Amendment, the Merger Agreement (including the documents and instruments referred to therein) constitutes the entire agreement between the parties hereto in respect of the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Amendment as of the date and year first above written.

AQUANTIVE, INC.

/s/ Linda A. Shoemaker
By:	Linda A. Shoemaker
Its:	Sr. VP and General Counsel

ARTIST MERGER SUB, INC.

/s/ Linda A. Shoemaker
By:	Linda A. Shoemaker
Its:	Sr. VP and General Counsel

SBI HOLDINGS INC.

/s/ L. Tim Pierce
By:	L. Tim Pierce
Its:	Executive Vice President

3